Exhibit 23(a)



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

     We have issued our report dated December 31, 2003, accompanying the financial statements and schedule included in the Annual Report on Form 10-K of CopyTele, Inc. for the year ended October 31, 2003 which is incorporated by reference in this Registration Statement. Our report, which expresses an unqualified opinion, contains an explanatory paragraph that states that CopyTele Inc. incurred a net loss during the year ended October 31, 2003, and, as of that date, has an accumulated deficit, and among other factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We consent to the incorporation by reference in the Registraiton Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
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Melville, New York
November 3, 2004